Exhibit 25.1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939

OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

☐	Check if an Application to Determine Eligibility of a Trustee Pursuant to Section 305(b)(2)

Commerce Bank

(Exact name of Trustee as specified in its charter)

48-0962626

I.R.S. Employer Identification No.

1000 Walnut Street Kansas City, Missouri	64106
(Address of principal executive offices)	(Zip Code)

Peggy Rowe

Deputy General Counsel

Commerce Bank

1000 Walnut Street, 4th Floor

Kansas City, MO 64106

(816) 234-xxxx

(Name, address and telephone number of agent for service)

SPIRE INC.

(Issuer with respect to the Securities)

Missouri	74-2976504
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Market Street St. Louis, MO	63101
(Address of Principal Executive Offices)	(Zip Code)

Senior Debt Securities

(Title of the Indenture Securities)

FORM T-1

Item 1.	GENERAL INFORMATION. Furnish the following information as to the Trustee.

a)	Name and address of each examining or supervising authority to which it is subject.

Federal Reserve Bank of Kansas City

1 Memorial Drive

Kansas City, MO 64198

State of Missouri

Department of Insurance, Financial Institutions and

Professional Registration

9900 Page Avenue, Suite 101

St. Louis, MO 63132

b)	Whether it is authorized to exercise corporate trust powers.

Yes

Item 2.	AFFILIATIONS WITH OBLIGOR. If the obligor is an affiliate of the Trustee, describe each such affiliation.

None

Items 3-15	Items 3-15 are not applicable. The obligor is not in default under any security for which Commerce Bank acts as trustee.

Item 16.	LIST OF EXHIBITS: List below all exhibits filed as a part of this statement of eligibility and qualification.

1.	A copy of the Articles of Association of the Trustee.

2.	A copy of the certificate of authority of the Trustee to commence business, if not contained in the articles of association.

3.	A copy of the certificate of authority of the Trustee to exercise corporate trust powers.

4.	A copy of the existing bylaws of the Trustee.

5.	A copy of each Indenture referred to in Item 4.
Not applicable.

6.	The consent of the Trustee required by Section 321(b) of the Trust Indenture Act of 1939, attached as Exhibit 6.

7.	Report of Condition of the Trustee as of December 31, 2018 published pursuant to law or the requirements of its supervising or examining authority.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the Trustee, COMMERCE BANK, a trust and banking association organized and existing under the laws of the State of Missouri, has duly caused this statement of eligibility and qualification to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Kansas City, State of Missouri on the 10th of May, 2019.

By:	/s/ William E. Ekey
William E. Ekey
Senior Vice President

Exhibit 1

Articles of Association

ARTICLES OF AGREEMENT

Know all men by these presents:

That we, the undersigned, desirous of forming a corporation under the laws of the State of Missouri, and more particularly under the provisions of Chapter 362 thereof, for the purpose of converting a bank from a national charter to a state trust company, have entered into the following agreements:

FIRST. The name of this Corporation shall be Commerce Bank.

SECOND. The bank shall be located at 1000 Walnut Street, in the City of Kansas City, County of Jackson, State of Missouri. The general business of the Corporation shall be conducted at its main office and its branches.

THIRD. The Board of Directors of this Corporation shall consist of not less than nor more than the number of Directors allowed under Chapter 362, RSMo., the exact number of Directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. At no time will the number of Directors exceed the maximum allowed under 12 USC 71a. Unless otherwise provided by the laws of the State of Missouri, including but not limited to Section 362.260, RSMo., any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by action of the Board of Directors.

The following are the names of those agreed upon as the first directors:

David W. Kemper	Charles G. Kim
Jonathan M. Kemper	Kevin G. Barth
Edward J. Reardon II	Daniel D. Callahan
Seth M. Leadbeater

FOURTH. The annual meeting of the shareholders for the election of Directors and the transaction of whatever other business may be brought before said meeting shall be held at the main office or such other place within the State of Missouri as the Board of Directors may designate, on the day of each year specified therefor in the By-Laws, but if no election is held on that day, it may be held on any subsequent day according to the provisions of law; and all elections shall be held according to such lawful procedures as may be prescribed by the Board of Directors.

Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the bank entitled to vote for election of directors.

FIFTH. The authorized amount of capital stock of the Corporation shall be $10,162,000, divided into 101,620 shares of common stock of the par value of one hundred dollars ($100.00) each; that this is the present number and amount of capital stock outstanding, and is to be paid in assets of the existing national bank; that the surplus will be $1,007,398,000, and the undivided profits (retained earnings) shall be $716,680,000 (as of December 31, 2010).

No holder of shares of the capital stock of any class of the Corporation shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, may from time to time determine and at such price as the Board of Directors may from time to time fix.

The Corporation, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

SIXTH. The proposed resulting trust company, Commerce Bank, Kansas City, is and shall be considered the same business and corporate entity as and a continuation of the corporate entity and identity of, the converting national banking association, Commerce Bank, N.A., although as to rights, powers and duties, the proposed resulting institution is a trust company incorporated under the laws of the State of Missouri.

SEVENTH. The Board of Directors shall appoint one of its members President of this Corporation, who shall be Chairman of the Board, unless the Board appoints another director to be the Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents; and to appoint a Cashier and such other officers and employees as may be required to transact the business of this Corporation.

The Board of Directors shall have the power to define the duties of the officers and employees of the Corporation; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Corporation shall be made; to manage and administer the business and affairs of the Corporation; to make all By-Laws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

The name and place of residence of the proposed executive officers are as follows:

David W. Kemper	St. Louis, Missouri
Jonathan M. Kemper	Kansas City, Missouri
Seth M. Leadbeater	St. Louis, Missouri
Kevin G. Barth	Leawood, Kansas
Daniel D. Callahan	St. Louis, Missouri
Charles G. Kim	Chesterfield, Missouri
Robert C. Matthews, Jr.	Overland Park, Kansas
Edward J. Reardon, II	Leawood, Kansas
James L. Swarts	Leawood, Kansas

EIGHTH. The Board of Directors shall have the power to change the location of the main office to any other place within the limits of Kansas City, Missouri, with the approval of the shareholders, and shall have the power to establish or change the location of any branch or branches of the Corporation to any other location without the approval of the shareholders but subject to the approval of the Federal Reserve Bank and the State of Missouri.

NINTH. The duration of this Corporation shall continue until dissolved by the consent of the stockholders or by proceedings instituted by the State of Missouri under any statute now in force or hereafter enacted.

TENTH. The Board of Directors of this Corporation, or any shareholder owning, in the aggregate, not less than 25 percent of the stock of this Corporation, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the State of Missouri, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days, but not more than 50 days, prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Corporation. Such notice may be waived, and is deemed to have been waived, by appearance at such meeting.

ELEVENTH. This Corporation shall, to the fullest extent permissible under The General and Business Corporation Law of Missouri, (a) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer or employee of this Corporation, or is or was serving at the request of this Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (b) indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation against expenses and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and indemnification shall be made in the event of negligence or misconduct in the performance of duties to the Corporation only to the extent that the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for such expenses; provided, however, that no such indemnification shall be available to any person against expenses or civil money penalties arising from final orders in an administrative proceeding or action instituted by an appropriate bank regulatory agency assessing such civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to this Corporation; and, provided further, that all advances to an officer, director or employee to indemnify such party against expenses incurred in an action instituted by the bank’s primary federal regulator or State of Missouri shall be made subject to reimbursement if a final order is entered assessing civil money penalties or requiring payments to be made to this Corporation and before any advances are made the Board of Directors of this Corporation in good faith has determined in writing that all the following conditions are met:

1.	The officer, director or employee has a substantial likelihood of prevailing on the merits;

2.	In the event the officer, director or employee does not prevail, he or she will have the financial capability to reimburse this Corporation; and

3.	Payment of expenses by this Corporation will not adversely affect the Corporation’s safety and soundness;

and provided further, the Corporation may purchase insurance covering the liability of its directors, officers, or employees, and pay the premiums therefor, to the extent authorized under The General and Business Corporation Law of Missouri, except that any such insurance shall exclude insurance coverage for a formal order assessing civil money penalties against a bank director or employee.

TWELFTH . These Articles of Agreement may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Corporation, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

THIRTEENTH. The purpose for which this Corporation is formed is to have an exercise all rights and powers, including without limitation fiduciary powers and the acceptance of demand deposits, of a state chartered bank and trust company originated pursuant to Chapter 362, RSMo.

IN TESTIMONY WHEREOF, we have hereunto, as of this 22nd day of March, 2011, set our hands.

Directors:

David W. Kemper	Charles G. Kim

Daniel D. Callahan	Seth M. Leadbeater

STATE OF MISSOURI	)
) ss.
COUNTY OF ST. LOUIS	)

On this      day of             , 2011, before me personally appeared the above directors to me known to be the person described in and who executed the foregoing instrument, and acknowledged that they executed the same as their free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my notary seal the day and year above mentioned. My commission expires:

Notary Public

Directors:

Jonathan M. Kemper	Kevin G. Barth

Edward J. Reardon II

STATE OF MISSOURI	)
) ss.
COUNTY OF JACKSON	)

On this      day of             , 2011, before me personally appeared the above directors to me known to be the person described in and who executed the foregoing instrument, and acknowledged that they executed the same as their free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my notary seal the day and year above mentioned. My commission expires:

Notary Public

Exhibit 2

Certificate of Authority

No. 345

State of Missouri

DIVISION OF FINANCE

Certificate of Incorporation

Whereas, *Certain persons have associated themselves together by Articles of Agreement under the name of*

COMMERCE BANK

and have filed in the office of the Commissioner of Finance said Articles of Association or Agreement in writing, as provided by law, and have, in all respects, complied with the requirements of law governing the formation of TRUST COMPANIES;

Now, Therefore, *I,* RICHARD J. WEAVER, *Commissioner of Finance of the State of Missouri, by virtue and authority of law, do hereby certify that said Association has, on the date hereof, become a body corporate duly organized under the name of*

COMMERCE BANK

1000 Walnut Street, Kansas City, Jackson County, Missouri
and is the trust company resulting from the conversion of COMMERCE BANK, N.A., a banking association, and is and shall be considered the same business and corporate entity as, and a continuation of the corporate entity and identity of said national banking association---

and is entitled to all the rights and privileges granted to Trust Companies under the laws of this State for a term PERPETUAL and that the amount of the capital stock of said corporation is
Common Stock $10,162,000; Surplus $1,007,398,000; Undivided Profits $716,680,000 *Dollars.*

In Testimony Whereof, *I hereunto set my hand and affix the Seal of my office. Done at the City of Jefferson, this* 29th *day of* June, Two Thousand and Eleven

Richard Weaver
Commissioner of Finance

Exhibit 3

Authorization to Exercise Trust Powers

See Exhibit 2 attached hereto

Exhibit 4

Bylaws

COMMERCE BANK

KANSAS CITY, MISSOURI

ARTICLE I

STOCKHOLDERS’ MEETING

Section 1.1    Stockholders’ Annual Meeting. The annual meeting of the stockholders of this Corporation for the election of directors and the transaction of other business shall be held at the offices of the Corporation in Kansas City, Missouri, on the second Monday of January in each year, if not a legal holiday, and if the same be a legal holiday, then on the first day following which is not a legal holiday, or at such other time or times as may be determined by the stockholders at a regularly scheduled meeting and shall be convened by the Chairman of the Board or the President at the hour of eight o’clock A.M., or in lieu thereof the stockholders may elect such directors and transact such other business by executing a written document evidencing their unanimous consent thereto and causing such written document to be filed in the official records of this Corporation by the Secretary.

Section 1.2    Special Meetings of Stockholders. Special meetings of the stockholders may be called by the Chairman of the Board or the President at any time, and shall be called whenever so directed by resolution of the Board of Directors, or whenever stockholders holding a majority of the capital stock issued and outstanding, request either of them in writing so to do.

Section 1.3    Notice. Notice of each annual and each special meeting of stockholders shall be given by the Secretary as required by law; provided, that notice of any meeting of stockholders may be waived by any stockholder executing a written waiver of notice either before, during or after such meeting. The execution of a document evidencing the unanimous consent of all stockholders shall constitute the waiver of any notice required for the taking of such action.

Section 1.4    Votes. Each share of stock shall entitle its owner to one vote, and in case of election for Directors, each stockholder shall have the right to cast as many votes in the aggregate as shall equal the number of shares held by such stockholder, multiplied by the number of directors to be elected, and may cast the whole number of votes, in person or by proxy, for one candidate or distribute them among two or more.

Section 1.5    Proxies. Stockholders may vote at any meeting of the stockholders by proxies duly authorized in writing; provided, however, that each proxy shall be valid only for the specific meeting of stockholders specified therein and at any adjournments of such meeting, and, provided further, that no officer or employee of this Corporation shall act as proxy. Proxies shall be dated and shall be filed with the records of the meeting.

ARTICLE II

DIRECTORS

Section 2.1    Board of Directors. The affairs of this Corporation shall be controlled and managed by a Board of Directors (hereinafter referred to as the “Board”) consisting of not less than nor more than the number of Directors allowed under Chapter 362, RSMo., the exact number of Directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. At no time will the number of Directors exceed the maximum allowed under 12 USC 71a.

In addition the Board may appoint, from time to time, one or more Advisory Directors to serve in advisory capacities only without the power of final decision in matters concerning the business of this Corporation; and the Board delegates to the Chairman, Vice Chairman or President the power and authority to appoint, from time to time, one or more Advisory Directors to serve in advisory capacities in the various market regions of this Corporation and to establish compensation for such Advisory Directors.

Advisory Directors shall be subject to the same requirements relating to retirement as other directors. Advisory Directors may also serve in an advisory capacity on any committee; provided, that an Advisory Director may not fill any committee position which, according to these Bylaws, must be filled by a regular member of the Board.

Section 2.2    Retirement of Directors. No person shall be elected a director of this Corporation who shall have attained the age of 70 years, and each person serving as a director of this Corporation upon attaining the age of 70 years shall be deemed to have submitted his resignation as a director of this Corporation with such resignation to become effective on the day such director attains the age of 70 years. Notwithstanding the foregoing, a director who is also an officer of this Corporation shall retire from the Board on the date he shall resign, retire or otherwise terminate his services as an officer of this Corporation. The election or re-election by mistake or otherwise of a director in violation of the aforesaid policy shall not, ipso facto, void such election or re-election or nullify any actions such person might take as a director.

Section 2.3    Board Meetings. Subject to approval of the Missouri director of finance, regular meetings of the Board shall be held at the office of the Corporation in Kansas City, Missouri, or such other place as the Board shall determine, either within or without the State of Missouri at the hour of 9:00 in the morning, on the third Monday of each January, March, May, July, September, and November, if not a legal holiday, and if the same be a legal holiday, then on the first day following which is not a legal holiday, or at such other time or times as may be determined by the Board at a regularly scheduled meeting. No notice shall be required for any such regular monthly or bi-monthly meetings of the Board, and any and all business may be transacted thereat. Meetings of the Board or any Committee of the Board may be conducted in a manner such that members of the Board may participate by means of video conference or similar communications equipment whereby all persons participating in the meeting can see and hear each other, and participation in this manner shall constitute presence in person at the meeting, provided the Corporation meets the statutory requirements set forth in Section 362.247.2, RSMo, and provided further that any director who participates at any location other than the designated video conference areas in Kansas City and Clayton executes an affidavit in conformity with Section 362.247.3 RSMo.

At the first regular meeting of the Board following a stockholders meeting at which directors are elected, the Board shall first proceed with the organization of the new Board and shall elect and appoint such officers as these Bylaws or the Board may prescribe.

Section 2.4    Special Board Meetings. Special meetings of the Board may be held at any time on the call of the Chairman of the Board, the Chairman of the Executive Committee, if one be elected, or the President, or any three (3) directors.

Section 2.5    Notice of Board Meetings. While no notice shall be required for any regular meeting of the Board, nevertheless, the Secretary, for the information of the directors, shall mail to each director a written or printed notice specifying the time and place of such meeting, addressed to him at his last known business address (postage prepaid), not less than twenty-four (24) hours before the hour fixed for the meeting. Except in the case of special meetings called by reason of emergency, as hereinafter provided, notice of the time and place of special meetings shall be given by the Secretary, in writing, delivered to, or by telephone message communicated to, or by prepaid telegram deposited in the telegraph office at Kansas City, Missouri, addressed to each director not less than twenty-four (24) hours before the hour fixed for the meeting. Such notices and communications may be addressed to or communicated to such director at his last known place of business or residence, and shall be sufficient if delivered to, addressed to, or communicated to, such place of business or residence. If in the opinion of the Chairman of the Board, or the President, and of three directors, the matters to be presented at such special meeting are so urgent in their character as to constitute an emergency requiring a shorter notice, and they shall so certify in writing, notice of such meeting may be given in the same manner as hereinbefore provided, but shall be sufficient if given at least one (l) hour before the hour fixed for the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 2.6    Quorum. A majority of the directors shall constitute a quorum at any meeting, except when otherwise provided by law, but a lesser number may adjourn any meeting from time to time and the meeting may be held, as adjourned, without further notice.

Section 2.7    Vacancies. When any vacancy occurs among the directors the remaining members of the Board, in accordance with the laws of the United States, may appoint a director to fill such vacancy at any regular meeting of the Board or at a special meeting called for that purpose.

Section 2.8    Compensation of Directors. The compensation of Directors and Advisory Directors of this Corporation for services shall be established by the Board; provided that no such compensation shall be paid to any director who shall at the time be receiving a salary from the Corporation, the parent of the Corporation or any other subsidiary of the parent, as an officer thereof, without express order from the Board.

ARTICLE III

COMMITTEES

Section 3.1    Executive Committee. The Executive Committee shall consist of five (5) directors, of whom the Chairman of the Board, the Chairman of the Executive Committee, if one be so elected, and the President shall be members and such other members of the Board as may be appointed, from time to time, by the Chairman of the Board with the approval of the Board.

The Executive Committee shall have, and exercise, all the powers of the Board during the intervals between meetings of the Board, including the power to control the conduct of the Corporation’s business, and full power to appoint committees and prescribe their duties, and to direct the actions of all officers, agents and employees of the Corporation.

The Executive Committee shall meet at the office of the Corporation on such days and at such hour as meetings of such Committee may be called, from time to time, by any three members thereof, or by the Chairman of the Executive Committee, the Chairman of the Board, or the President. Notices of meetings shall be given in the same manner as is provided for in the case of special emergency meetings of the Board. Three (3) members of the Executive Committee shall constitute a quorum for the transaction of business. Unless otherwise indicated in the notice thereof, any and all business may be transacted at any meeting of the Committee.

Minutes of the meetings of the Executive Committee shall be recorded in chronological order in the same Minute Book of the Corporation in which the minutes of the meetings of the stockholders and of the Board are recorded, and shall be approved at the next succeeding meeting of the Board as the report of that committee to the Board, together with any special report that said Committee may wish to make to the Board not contained in said minutes.

Section 3.2    Other Committees. From time to time the Board may create such other committees, consisting of such persons, as the Board may determine to be necessary or desirable and may fix the powers and duties of any such committee.

Section 3.3    Compensation of Committee Members. The compensation of committee members for service shall be established by the Board for each meeting attended; provided, that no such compensation shall be paid to any committee member who shall at the time be receiving a salary from the Corporation, the parent of the Corporation or any other subsidiary of the parent, as an officer thereof, without express order from the Board.

ARTICLE IV

OFFICERS

Section 4.1 Executive Officers. The executive officers of this Corporation shall be the Chairman of the Board, the Vice Chairman of the Board, if one or more is so elected, the Chairman of the Executive Committee, if one be so elected, the President, the Executive Vice Presidents and the Secretary. Any person may hold two or more offices except the offices of President and Secretary.

Section 4.2    Chairman of the Board. The Board shall elect one of its members to be Chairman of the Board. He shall preside at all meetings of the Board and shall supervise the establishment of policies adopted or approved by the Board. He shall have general executive powers, including, by way of illustration, the power to fix remuneration of officers, agents and employees; to employ and dismiss any officer, agent or employee; and to assign officers, agents and employees to duties in the various areas of the Corporation, as well as the specific powers conferred by these Bylaws and shall also have and may exercise such further powers and duties as may from time to time be conferred upon, or assigned to him by the Board.

Section 4.3    Vice Chairman of the Board. The Board may elect one or more of its members to the office of Vice Chairman of the Board. In the absence of the Chairman, any Vice Chairman may preside at any meeting of the Board. The Vice Chairman of the Board shall assist the Chairman of the Board in establishing policies adopted or approved by the Board. A Vice Chairman of the Board shall have such general executive powers as may be assigned by the Chairman as well as specific powers conferred by these Bylaws, and shall also have and may exercise such further powers and duties as may from time to time be conferred upon or assigned to him by the Board.

Section 4.4    Chairman of the Executive Committee. The Board may elect one of its members to the office of Chairman of the Executive Committee, and such officer shall preside over all meetings of the Executive Committee. In the absence of the Chairman or any Vice Chairman of the Board, the Chairman of the Executive Committee shall preside at any meeting of the Board. The Chairman of the Executive Committee shall have such general executive powers as may be assigned by the Chairman as well as specific powers conferred upon or assigned to him by the Board.

Section 4.5    President. The Board shall elect one of its members to be President of the Corporation. In the absence of the Chairman, any Vice Chairman, or Chairman of the Executive Committee, the President shall preside at any meeting of the Board. The President shall have such general executive powers as may be assigned by the Chairman, and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of President, or imposed by these Bylaws, and shall also have and may exercise such further powers and duties as may from time to time be conferred upon or assigned to him by the Board.

Section 4.6    Vice President. The Board shall elect one or more Vice Presidents and may classify one or more of such Vice Presidents so elected as Executive Vice President, Senior Vice President or otherwise as the Board may deem appropriate. The office of Executive Vice President shall be deemed executive offices of the Corporation and the persons holding such office shall be authorized to participate in the major policy making functions of the Corporation and shall additionally have such powers and duties as imposed by the Bylaws or assigned or conferred from time to time by the Board, the Chairman of the Board, a Vice Chairman or the President. Each Executive Vice President shall have and may exercise any and all powers and duties pertaining to the office of Executive Vice President as imposed by these Bylaws and shall also have and may exercise such further powers and duties as may from time to time be conferred upon or assigned to him by the Board, the Chairman of the Board, a Vice Chairman or the President.

Section 4.7    Secretary. The Board shall elect a Secretary (who may also be designated as Cashier) who shall be the Secretary of the Board and of the Corporation. He shall attend the meetings of stockholders, the Board, and the Executive Committee and keep minutes of said meetings and shall have custody of the corporate records of the Corporation. He shall have custody of the seal of the Corporation and shall have authority to affix the same to any instrument executed on behalf of the Corporation and also to attest the same. He shall also attend to the giving of all notices required by these Bylaws to be given and shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice or imposed by these Bylaws or as may be assigned to him, from time to time, by the Board. The Board may elect one or more Assistant Secretaries, from time to time, as may appear to the Board to be required or desirable to transact the business of the Corporation.

Section 4.8    General Counsel. The Board shall elect a General Counsel who shall have charge of the legal business of the Corporation and shall appear or provide for proper appearances for the Corporation in suits and proceedings to which it is a party. He shall advise the Board, Executive Committee, Chairman of the Board, President and other officers of the Corporation concerning the affairs of the Corporation when by them requested. He shall also have such other powers and duties as may be imposed by these Bylaws.

Section 4.9    Controller. The Board shall elect a Controller who shall receive and take care of all monies, securities and evidences of indebtedness belonging to the Corporation, keep full and complete accounts of receipts and disbursements, and make reports thereof to the Executive Committee and the Board as often as may be requested. He shall, under the direction of the Chairman of the Board, a Vice Chairman, or the President, perform such other duties pertinent to his office as they may require.

Section 4.10    Other Officers. The Board may also elect, from time to time, one or more individuals as “Officers” or “Corporate Officers” of this Corporation and with respect to such Officers or Corporate Officers, the Board may permit the additional use of community, market, group or division title by such Officers or Corporate Officers. All such titles above the level of vice president shall be approved by the Board. All titles of vice president and below shall be conferred according to procedures adopted by the Director of Human Resources. Such title designation shall not be deemed as conferring any additional responsibility or authority on any such individual beyond that approved in these Bylaws or by resolution of the Board.

Section 4.11    Bonds. All officers shall be bonded with such security and approved in such manner as the Board or the Executive Committee may from time to time direct.

Section 4.12    Tenure of Office. The officers of this Corporation shall be elected by the Board annually at the annual meeting of the Board and such officers as shall be elected to such offices shall continue in office for one year and until their successors shall be elected, unless such officer shall resign, become disqualified, or be removed. Persons may be elected officers or be promoted to a different office at any meeting of the Board; provided, that such person so elected shall continue in office only until the next annual meeting of the Board at which all officers are to be elected or re-elected, unless any such person shall resign, become disqualified, or be removed. The Board shall have the power to remove any officer at any time and, in addition, may designate by resolution, officers who shall have the authority to dismiss any officer, agent or employee.

ARTICLE V

POWERS AND DUTIES OF OFFICERS

Section 5.1    Representation. The Chairman of the Board, any Vice Chairman, the President, the General Counsel, and such other officer or officers of the Corporation as may be empowered so to do by the Board, or any one of them, shall have power to act for, appear in behalf of, and represent this Corporation before all Departments and Courts of the United States of America, and any State, Territory or Possession thereof, and to execute general or special powers of attorney for litigation in favor of lawyers, solicitors, agents, or any other legal representatives, granting to them such powers and authorization, whether ordinary or extraordinary, and with or without limitation, which any such officer may deem advisable, including the power to settle in or out of court, or to submit to arbitrators or other adjustment, any question in which this Corporation may be interested; and to employ counsel and direct the taking of any legal action in reference to any of the foregoing, or any other matter or thing touching the interest of the Corporation.

Section 5.2    Real Estate Conveyances. All transfers and conveyances of real estate, including releases of mortgages, deeds of trust and other real estate interests held, or purportedly held, by the Corporation, may without any further order of the Board be executed and delivered by the Chairman of the Board, any Vice Chairman, the President, or any Executive Vice President and such other Officers of the Corporation as the Board, by resolution, may appoint, sealed with the corporate seal of the Corporation and, if required, attested by the Secretary or one of the Assistant Secretaries of the Corporation.

Section 5.3    Voting of Securities. Unless otherwise ordered by the Board or the Executive Committee, the Chairman of the Board, any Vice Chairman, the President, any Executive Vice President, or such other Officers of this Corporation as the Board, by resolution, shall appoint, shall each have full power and authority in behalf of the Corporation to attend, and to act and to vote at any meeting of the stockholders of any corporation in which the Corporation may hold stock, in its own capacity or in any fiduciary capacity, and in connection with such meeting each of said officers shall possess and may exercise in behalf of the Corporation any and all rights and powers incident to the ownership of such stock, including the power to sign proxies therefor; provided, that any proxy granted with respect to stock held in a fiduciary capacity shall be limited to a single meeting and shall either be limited to voting for trustees or directors or shall direct how such proxy holder shall vote.

Section 5.4    Foreclosure of Collateral. The Chairman of the Board, any Vice Chairman, the President, and any Executive Vice President, and such other Officers of this Corporation as the Board, by resolution, shall appoint, shall each have power and authority for and on behalf of this Corporation to request, order or direct the foreclosure of any mortgage, deed of trust or other security agreement in favor of the Corporation held or owned by the Corporation (or held by this Corporation in trust) securing a loan or loans or other obligations and to exercise any or all of the options and powers inuring to this Corporation under the provisions of such mortgages, deeds of trust or security agreements or under the terms of the note or notes thereby secured, including the power and authority to appoint and designate a successor trustee or trustees as substitutes for the trustee or trustees named in any such mortgage or deed of trust.

Section 5.5    Refusal to Serve as Trustee. The Chairman of the Board, any Vice Chairman, the President, and any Executive Vice President, or such Officers as the Board, by resolution, shall appoint, shall each have power and authority to act for the Corporation in refusing or declining to act as trustee under any mortgage or deed of trust securing a loan on real or personal property in which this Corporation is named or designated as trustee, and/or to resign as such trustee, and to make, execute and deliver in the name of, and for and in behalf of the Corporation, appropriate instruments, in writing, evidencing such refusal or declination to so act or such resignation.

Section 5.6    Authentication of Securities. The Chairman of the Board, any Vice Chairman, the President, any Executive Vice President, or such Officers as the Board, by resolution shall approve, shall each have authority to countersign or authenticate bonds or certificates on behalf of this Corporation as Trustee, and to sign, in behalf of this Corporation as Trustee, authentications or certifications of this Corporation as Trustee under any mortgage, deed of trust or other agreement securing an issue of bonds, debentures, notes or other obligations of any corporation, association or individual, or as registrar or transfer agent, and also certificates of deposit for stock, bonds, debentures, notes or other obligations, interim certificates and trust certificates. The Chairman of the Board, any Vice Chairman, the President, any Executive Vice President, and such Officers as the Board, by resolution, shall appoint, or the Secretary and any Assistant Secretary shall each have authority to countersign or authenticate bonds or certificates on behalf of this Corporation where this Corporation is the direct purchaser of the issue and to execute any closing documents required for the purchase of such bonds.

Section 5.7    Trust Division. The Chairman of the Board shall assign an Officer who shall have and may exercise, subject to the control of the Chairman, a Vice Chairman or the President, general supervision over the Trust Division. Such Officer together with such other Officers designated by the Board and assigned to the Trust Division and each of them, may represent the Corporation in any of the business of said division. All securities and funds held by the Corporation in a fiduciary capacity and the accounts of each trust or other fiduciary relationship shall be held separate and apart from those of every other and entirely separate and apart from the assets of the Corporation, and such securities shall be subject to the joint control of two Officers or, if designated by the Officer having general supervision of the Trust Division, employees of the Trust Division.

Section 5.8    Trusts. The Chairman of the Board, any Vice Chairman, the President, any Executive Vice President, the Officer having general supervision of the Trust Division, or such other Officers as the Board may designate within the Trust Division shall each have authority, for and on behalf of this Corporation, to accept or reject any and all trusts or other fiduciary duties or responsibilities which may be offered to this Corporation, and in connection therewith to execute, on behalf of this Corporation, all trust agreements or other appropriate instruments and the Secretary, or any Assistant Secretary of this Corporation, is authorized to affix the seal of this Corporation to any such trust agreement or other instrument which has been duly signed by any such officer.

Section 5.9    Substitution of Attorney-in-Fact. Whenever this Corporation has been, or may be appointed Attorney-in-Fact, with power of substitution in and about the transfer of shares of capital stock, bonds or other instruments commonly referred to as securities of any corporation or other entity, the Chairman of the Board, any Vice Chairman, the President, or any Executive Vice President or such other Officers as the Board shall, by resolution, designate, may substitute, by a proper written instrument, an attorney-in-fact to act in the place and stead of this Corporation in and about such transfer.

Section 5.10    Purchase or Transfer of Securities. The Chairman of the Board, any Vice Chairman, the President, and any Executive Vice President, the Controller or such other Officers as the Board shall, by resolution, designate, shall each have authority for and in behalf of the Corporation, and in its name, to sell, assign and transfer, or to purchase or otherwise acquire, directly or through a cash account of this Corporation established or maintained with a brokerage firm selected by such person, any and all shares of the capital stock, bonds, or other instruments commonly referred to as securities, and notes, mortgages and deeds of trust issued by any corporation or other entity and held or to be held by this Corporation in its own capacity or in any fiduciary capacity; and the Chairman of the Board, any Vice Chairman or the President may designate, in writing, from time to time, such other officers or employees as shall be authorized to exercise the powers granted by this Section.

Section 5.11    Banking Relationships. The Chairman of the Board, any Vice Chairman and the President shall each have authority for and in behalf of the Corporation to designate from time to time institutions with which this Corporation may maintain checking or other depository accounts, safekeeping accounts, clearing accounts or such other form of account as may be deemed necessary or appropriate for the conduct of the Corporation’s business, whether any such account shall be in the name of this Corporation or in the name of this Corporation in any custodial or fiduciary capacity, and to designate from time to time such individuals, who may be officers or employees of this Corporation, as shall be authorized to effect transactions with respect thereto, and with respect to any and all accounts or transactions with the Federal Reserve Bank , including, without limitation, the signing of checks, drafts or other orders with respect to any depository account to effect the deposit or withdrawal of funds, securities, instruments or other documents held in or subject to any such account, including delivery instructions with respect to any safekeeping, clearing or other form of account, and any such transactions as may be effected by a designated individual shall include authority to effect transfers of funds, securities, instruments or other documents subject to any such account by wire or telephone instruction.

ARTICLE VI

STOCK

Section 6.1    Stock Certificates--Transferred. The capital stock of this Corporation shall be represented by certificates signed by the Chairman of the Board, any Vice Chairman, the President, or any Executive Vice President, and attested by the Secretary or an Assistant Secretary, with the corporate seal affixed, and shall be transferable only on the books of the Corporation, in person or by attorney duly authorized according to law; and when stock is transferred, the certificate therefor shall be returned to the Corporation and canceled, and new certificate issued.

Section 6.2    Stockholders Recognized. Until stock shall be transferred, as provided in Section 6.l, no person shall be recognized by this Corporation as the owner of said stock, except the person to whom the same was issued, and in whose name the same stands on the books of the Corporation, except as provided by law in case of executor, administrator, guardian or trustee.

Section 6.3    Record Date. With respect to each meeting of stockholders, each declaration and payment of a dividend or distribution, or each declaration and grant of allotment of rights, the Board may fix a date preceding the date on which such event affecting the rights of any stockholder shall occur as a record date for the determination of the stockholders entitled to notice of and to vote at any such meeting or entitled to receive payment of any such dividend or to any such allotment of rights or to exercise the rights in respect of any change, conversion or exchange of capital stock, and in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to notice of and to vote at such meeting or to receive payment of such dividend or to receive such allotment of rights or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid. Any such date as may be fixed by the Board as the record date shall not precede the date of any meeting of stockholders, the date for the payment of any dividend or the date for allotment of rights or the date when any change, conversion or exchange of capital stock shall go into effect by more than fifty days. If the Board shall not have set a record date for the determination of its stockholders entitled to participate in the event for which a record date be established, the date on which notice of the meeting is mailed or the date such dividend is declared or other right announced shall be the record date for such determination of stockholders so entitled to participate.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Fiscal Year. The fiscal year of this Corporation shall end on the 31st day of December in each year, and at the close of each fiscal year it shall be the duty of the Board to cause a complete and accurate statement of the financial condition of the Corporation to be made forthwith from the books thereof, a copy of which shall be submitted to the stockholders at the annual meeting.

Section 7.2    Seal. The Corporation shall have a corporate seal which shall have inscribed around the upper circumference thereof “Commerce Bank” and elsewhere thereon shall bear the word “Seal.”

Section 7.3    Business Hours. The main office and all other facilities of the Corporation shall be open for the transaction of business on such days and during such hours as the Board or the Executive Committee may in its discretion determine. The Board of Directors, or the Executive Committee, however, may in its discretion change said hours and days, or close the office entirely, whenever the interests of the Corporation will be best served thereby, or circumstances shall render the same proper.

Section 7.4    Amendments. The Board shall have the power to make, alter, amend, or repeal the Bylaws of this Corporation from time to time.

Exhibit 5

Not applicable

Exhibit 6

CONSENT

In accordance with Section 321(b) of the Trust Indenture Act of 1939, the undersigned, COMMERCE BANK hereby consents that reports of examination of the undersigned by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.

Dated: May 10, 2019

By:	/s/ William E. Ekey
William E. Ekey
Senior Vice President

Exhibit 7

Commerce Bancshares, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

March 31, 2019
(Unaudited)
(In thousands)
ASSETS
Loans	$14,120,722
Allowance for loan losses	(160,682)

Net loans	13,960,040

Loans held for sale (including $8,908,000 of residential mortgage loans carried at fair value at March 31, 2019	20,085
Investment securities:
Available for sale debt ($312,276,000 and $463,325,000 pledged at March 31, 2019 to secure swap and repurchase agreements)	8,627,890
Trading debt	30,427
Equity	4,694
Other	129,504

Total investment securities	8,792,515

Federal funds sold and short-term securities purchased under agreements to resell	250
Long-term securities purchased under agreements to resell	700,000
Interest earning deposits with banks	166,077
Cash and due from banks	428,018
Premises and equipment, net	362,679
Goodwill	138,921
Other intangible assets, net	8,511
Other assets	456,375

Total assets	$25,033,471

LIABILITIES AND EQUITY
Deposits:
Non-interest bearing	$6,298,724
Savings, interest checking and money market	11,799,346
Certificates of deposit of less than $100,000	599,289
Certificates of deposit of $100,000 and over	1,276,994

Total deposits	19,974,353

Federal funds purchased and securities sold under agreements to repurchase	1,722,751
Other borrowings	2,022
Other liabilities	291,132

Total liabilities	21,990,258

Commerce Bancshares, Inc. stockholders’ equity:
Preferred stock, $1 par value Authorized 2,000,000 shares; issued 6,000 shares	144,784
Common stock, $5 par value Authorized 120,000,000 shares; issued 111,886,450 shares	559,432
Capital surplus	2,074,912
Retained earnings	307,193
Treasury stock of 985,029 shares at March 31, 2019	(60,547)

Accumulated other comprehensive income (loss)	11,981

Total Commerce Bancshares, Inc. stockholders’ equity	3,037,755
Non-controlling interest	5,458

Total equity	3,043,213

Total liabilities and equity	$25,033,471